Evoqua Water Technologies Reports Second Quarter 2021 Results
Second Quarter 2021 Financial Highlights:
•Revenue of $346.6 million, declined 1.5% compared to the prior year period
•Net income of $5.1 million, declined 35.4% compared to the prior year period; diluted earnings per share of $0.04
•Adjusted EBITDA of $58.0 million, increased 2.3% compared to the prior year period
•Operating cash flow of $63.1 million year to date, increased $24.2 million compared to the prior year period

PITTSBURGH -- Evoqua Water Technologies (NYSE:AQUA), an industry leader in mission-critical water treatment solutions, today reported results for its second quarter ended March 31, 2021.
Revenue for the second quarter of fiscal 2021 was $346.6 million, compared to $351.7 million in the prior year period, a decrease of 1.5%, or $5.1 million. Organic revenue declined 3.5%, or $12.3 million, as compared to the prior year period, mostly related to the pandemic’s continued impact on volume, as well as the timing of completion of certain large projects in the prior year, partially offset by an increase in revenue from acquisitions of 0.6%, or $2.0 million. The decline in revenue was also partially offset by a favorable change in foreign currency translation of 1.5% or $5.2 million. Net income for the quarter was $5.1 million, resulting in diluted earnings per share (“EPS”) of $0.04, as compared to net income of $7.9 million and diluted EPS of $0.06 in the prior year period. The decline in net income of 35.4% as compared to the prior year period was primarily related to an increase in tax expense of $2.7 million. Adjusted EBITDA for the quarter was $58.0 million as compared to $56.7 million in the prior year period, an increase of 2.3%. See the “Use of Non-GAAP Measures” section below for additional information regarding adjusted EBITDA and organic revenue.

“I am pleased with the overall results delivered in the quarter. Our team has performed very well operationally and financially over the past year, highlighting the resiliency of our business and the essential nature of the work we perform. Near term visibility continues to remain uncertain due to COVID-19, but we feel very well positioned for profitable growth,” said Mr. Ron Keating, Evoqua’s CEO.

Mr. Keating stated, “We have been driving our sales efforts to cultivate our large and growing opportunity pipeline while also focusing on operational execution, and this quarter we reported year-over-year increases in many key financial metrics. We recently completed our third acquisition in the last eight months, acquiring Water Consulting Specialists, and we welcome them to the Evoqua family. We also completed a debt refinancing that reduced our weighted average cost of debt, increased our borrowing capacity, and extended our maturities. Through this transaction we used $100 million of cash to reduce our term loan, representing another strategic action taken to strengthen our balance sheet.”

“Market segments remain mixed in capital and maintenance spending as near-term demand remains uncertain. With a growing backlog, we are focused on converting our robust opportunity pipeline and our existing order book as customers are willing to reopen or invest. With our current visibility, we are projecting a full-year outlook for revenue to be in the range of $1.43 billion to $1.47 billion and adjusted EBITDA to be in the range of $240 million to $255 million. Additionally, for the third quarter, we expect revenues to be between $350 million and $365 million and adjusted EBITDA to be in the range of $60 million to $64 million,” commented Mr. Keating.

Second Quarter Segment Results
Evoqua has two reportable operating segments - Integrated Solutions and Services and Applied Product Technologies. The results of our segments for the second quarter are as follows:
Integrated Solutions and Services
Segment revenue decreased by $13.7 million, or 5.8%, to $224.2 million in the second quarter of fiscal 2021 as compared to the prior year period.
•Capital revenue declined $14.0 million as compared to the prior year period, primarily related to the timing of projects in the microelectronics end market, which was partially offset by new projects across a variety of end markets.
•Service and aftermarket revenue increased $0.3 million, including contributions from recent acquisitions.
Operating profit decreased by $5.9 million, or 16.1%, to $30.8 million in the second quarter of fiscal 2021 as compared to $36.7 million in the prior year period.

•Segment profitability decreased by $7.5 million as compared to the prior year period due to lower revenue volume and less favorable mix driven primarily by reductions and delays in customer capital spending and lower productivity related to enhanced safety protocols as a result of the COVID-19 pandemic, as well as increased allocation of corporate expenses. These declines were partially offset by additional price realization in the current period.
•Decreases in travel and discretionary spending of $3.1 million positively impacted segment profitability, partially offset by $0.4 million of higher employee expenses.
•Higher restructuring and other non-recurring costs reduced operating profit by $1.2 million.
•Depreciation expense was $0.1 million lower as compared to the prior year period.
Segment adjusted EBITDA decreased by $4.8 million, or 8.9%, to $49.3 million in the second quarter of fiscal 2021 as compared to the prior year period. The decline in segment adjusted EBITDA resulted from the same factors that impacted operating profit, other than the change in depreciation and amortization, and also excludes restructuring and other non-recurring activity recognized in the period. See the “Use of Non-GAAP Measures” section below for a reconciliation of adjusted EBITDA to segment operating profit, its most directly comparable financial measure presented in accordance with GAAP.

Applied Product Technologies
Segment revenue increased by $8.6 million, or 7.6%, to $122.4 million in the second quarter of fiscal 2021 as compared to the prior year period.
•Revenue increased by $10.0 million in the Asia Pacific region as compared to the prior year period, resulting from growth across multiple product lines. This volume increase was partially offset by revenue declines across multiple product lines in both the Americas and EMEA regions of $5.0 million and $1.1 million, respectively, mainly due to continued customer site access challenges and delays.
•Foreign currency translation increased revenue by $4.7 million as compared to the prior year period.
Operating profit decreased by $5.7 million, or 23.9%, to $18.1 million for the second quarter of fiscal 2021 as compared to $23.8 million in the prior year period.
•The decline in segment profitability was primarily driven by other income of $9.0 million in the prior year period related to the net working capital settlement on the sale of the Memcor product line.
•Organic revenue volume, favorable product mix and price which offset inflation, as well as improvement in operational efficiencies and cost containment measures, increased operating profit by a total of $3.0 million as compared to the prior year period.
•Favorable foreign currency translation increased operating profit by $1.0 million as compared to the prior year period.
•Higher restructuring and other non-recurring costs and employee related expenses reduced operating profit by $0.7 million as compared to the prior year period. The change in depreciation expense as compared to the prior year was immaterial.

Segment adjusted EBITDA increased by $3.6 million, or 16.6%, to $25.3 million in the second quarter of fiscal 2021 as compared to the prior year period. The change in segment adjusted EBITDA was driven by the same factors that impacted segment operating profit, other than the change in depreciation and amortization, and also excludes restructuring and other non-recurring activity, including the $9.0 million gain recognized in the prior year period related to the divestiture of the Memcor product line. See the “Use of Non-GAAP Measures” section below for a reconciliation of adjusted EBITDA to segment operating profit, its most directly comparable financial measure presented in accordance with GAAP.

Second Quarter Earnings Call and Webcast
The Company will hold its second quarter fiscal 2021 earnings conference call Wednesday, May 5, 2021, at 10:00 a.m. E.T. The live audio webcast and presentation slides for the call will be accessible via Evoqua’s Investor Relations website, http://aqua.evoqua.com/.
Conference telephone number:

US Participant Dial-in: (866) 690-2108
International Participant Dial-in: (918) 398-8081
Conference ID: 5539696

The link to the webcast replay as well as the presentation slides will also be posted on Evoqua’s Investor Relations website.

US Replay: (855) 859-2056
International Replay: (404) 537-3406
Replay available: Beginning 1:00 p.m. E.T. on May 5 until 11:59 p.m. on May 19, 2021
Conference ID: 5539696

About Evoqua Water Technologies
Evoqua Water Technologies is a leading provider of mission critical water and wastewater treatment solutions, offering a broad portfolio of products, services and expertise to support industrial, municipal and recreational customers who value water. Evoqua has worked to protect water, the environment and its employees for more than 100 years, earning a reputation for quality, safety and reliability around the world. Headquartered in Pittsburgh, Pennsylvania, the company operates in more than 160 locations across ten countries. Serving more than 38,000 customers and 200,000 installations worldwide, our employees are united by a common purpose: Transforming Water. Enriching Life.

Use of Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, which are adjusted financial measures that are not calculated and presented in accordance with generally accepted accounting principles in the United States, or “GAAP.” These non-GAAP adjusted financial measures are provided as additional information for investors. We believe these non-GAAP adjusted financial measures, which include organic revenue and adjusted EBITDA, are helpful to management and investors in highlighting trends in our operating results and provide greater clarity and comparability period over period to management and our investors regarding the operational impact of long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. The presentation of this additional information is not meant to be considered in isolation or as a substitute for GAAP measures. For definitions of the non-GAAP financial measures used in this press release and reconciliations to the most directly comparable respective GAAP measures, see the “Use of Non-GAAP Measures” section below.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements are based on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements, or could affect our share price. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, among other things, general global economic and business conditions, including the impacts of the COVID-19 pandemic and disruptions in global oil markets; our ability to compete successfully in our markets; our ability to execute projects on budget and on schedule; the potential for us to incur liabilities to customers as a result of warranty claims or failure to meet performance guarantees; our ability to meet our customers’ safety standards or the potential for adverse publicity affecting our reputation as a result of incidents such as workplace accidents, mechanical failures, spills, uncontrolled discharges, damage to customer or third-party property or the transmission of contaminants or diseases; our ability to continue to develop or acquire new products, services and solutions and adapt our business to meet the demands of our customers, comply with changes to government regulations and achieve market acceptance with acceptable margins; our ability to implement our growth strategy, including acquisitions and our ability to identify suitable acquisition targets; our ability to operate or integrate any acquired businesses, assets or product lines profitably or otherwise successfully implement our growth strategy; our ability to achieve the expected benefits of our restructuring actions; material and other cost inflation and our ability to mitigate the impact of inflation by increasing selling prices and/or improving our productivity efficiencies; our ability to accurately predict the timing of contract awards; delays in enactment or repeals of environmental laws and regulations; the potential for us to become subject to claims relating to handling, storage, release or disposal of hazardous materials; our ability to retain our senior management and other key personnel; our increasing dependence on the continuous and reliable operation of our information technology systems; risks associated with product defects and unanticipated or improper use of our products; litigation, regulatory or enforcement actions and reputational risk as a result of the nature of our business or our participation in large-scale projects; seasonality of sales and weather conditions; risks related to government customers, including potential challenges to our government contracts or our eligibility to serve government customers; the potential for our contracts with federal, state and local governments to be terminated or adversely modified prior to completion; risks related to foreign, federal, state and local environmental, health and safety laws and regulations and the costs associated therewith; risks associated with international sales and operations, including our operations in the People’s Republic of China; our ability to adequately protect our intellectual property from third-party infringement; risks related to our substantial indebtedness; our need for a significant amount of cash, which depends on many factors beyond our control; and other risks and uncertainties, including those listed under Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2020, as filed with the SEC on November 20, 2020, and in other filings we may make from time to time with the SEC. All statements other than statements of historical fact included in this press release are forward-looking statements, including, but not limited to, expectations for the third quarter and full fiscal year 2021 and statements related to the COVID-19 pandemic, the impact of which remains inherently uncertain. Additionally, any forward-looking statements made in this press release speak only as of the date of this release. We undertake no obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements made herein, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

EVOQUA WATER TECHNOLOGIES CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
Revenue from product sales and services	$346,564	$351,663	$668,757	$697,768
Cost of product sales and services	(240,645)	(240,457)	(467,493)	(480,847)
Gross profit	$105,919	$111,206	$201,264	$216,921
General and administrative expense	(52,928)	(62,130)	(95,211)	(107,900)
Sales and marketing expense	(33,830)	(33,976)	(67,758)	(71,990)
Research and development expense	(3,393)	(3,189)	(6,516)	(6,873)
Total operating expenses	$(90,151)	$(99,295)	$(169,485)	$(186,763)
Other operating income, net	410	9,244	633	60,689
Income before interest expense and income taxes	$16,178	$21,155	$32,412	$90,847
Interest expense	(8,395)	(13,252)	(17,068)	(26,835)
Income before income taxes	$7,783	$7,903	$15,344	$64,012
Income tax (expense) benefit	(2,701)	7	(3,785)	(2,596)
Net income	$5,082	$7,910	$11,559	$61,416
Net income attributable to non‑controlling interest	46	98	90	459
Net income attributable to Evoqua Water Technologies Corp.	$5,036	$7,812	$11,469	$60,957
Basic income per common share	$0.04	$0.07	$0.10	$0.52
Diluted income per common share	$0.04	$0.06	$0.09	$0.50

EVOQUA WATER TECHNOLOGIES CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	(Unaudited)
	March 31, 2021	September 30, 2020
ASSETS
Current assets	$717,132	$695,712
Cash and cash equivalents	222,718	193,001
Receivables, net	227,343	260,479
Inventories, net	156,787	142,379
Contract assets	74,801	80,759
Other current assets	35,483	19,094
Property, plant, and equipment, net	371,868	364,461
Goodwill	404,393	397,205
Intangible assets, net	299,318	309,967
Operating lease right-of-use assets, net	47,591	45,965
Other non-current assets	39,497	31,148
Total assets	$1,879,799	$1,844,458
LIABILITIES AND EQUITY
Current liabilities	$346,573	$349,555
Accounts payable	144,613	153,890
Current portion of debt, net of deferred financing fees	21,343	14,339
Contract liabilities	36,894	26,259
Accrued expenses and other liabilities	134,692	143,389
Other current liabilities	9,031	11,678
Non-current liabilities	1,008,341	1,012,840
Long-term debt, net of deferred financing fees	859,692	861,695
Obligation under operating leases	39,174	37,796
Other non-current liabilities	109,475	113,349
Total liabilities	$1,354,914	$1,362,395
Shareholders’ equity
Common stock, par value $0.01: authorized 1,000,000 shares; issued 121,442 shares, outstanding 119,778 at March 31, 2021; issued 119,486 shares, outstanding 117,291 at September 30, 2020	$1,215	$1,189
Treasury stock: 1,664 shares at March 31, 2021 and 2,195 shares at September 30, 2020	(2,837)	(2,837)
Additional paid-in capital	564,034	564,928
Retained deficit	(51,195)	(62,664)
Accumulated other comprehensive income (loss), net of tax	12,009	(20,472)
Total Evoqua Water Technologies Corp. equity	$523,226	$480,144
Non-controlling interest	1,659	1,919
Total shareholders’ equity	$524,885	$482,063
Total liabilities and shareholders’ equity	$1,879,799	$1,844,458

EVOQUA WATER TECHNOLOGIES CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN CASH FLOWS (Unaudited)
(In thousands)

	Six Months Ended March 31,
	2021	2020
Operating activities
Net income	$11,559	$61,416
Reconciliation of net income to cash flows provided by operating activities:
Depreciation and amortization	54,607	52,514
Amortization of deferred financing fees (includes $0 and $1,795 write off of deferred financing fees)	1,044	3,103
Deferred income taxes	476	(1,209)
Share-based compensation	6,233	5,984
Loss on sale of property, plant and equipment	807	170
Loss (gain) on sale of business	191	(68,051)
Foreign currency exchange (gains) losses on intercompany loans and other non-cash items	(3,659)	1,514
Changes in assets and liabilities	(8,200)	(16,604)
Net cash provided by operating activities	63,058	38,837
Investing activities
Purchase of property, plant and equipment	(36,297)	(38,759)
Purchase of intangibles	(539)	(622)
Proceeds from sale of property, plant and equipment	640	271
Proceeds from sale of business, net of cash of $0 and $12,117	897	118,894
Acquisitions	(8,743)	(11,164)
Net cash (used in) provided by investing activities	(44,042)	68,620
Financing activities
Issuance of debt, net of deferred issuance costs	13,993	8,212
Borrowings under credit facility	—	2,597
Repayment of debt	(10,036)	(109,333)
Repayment of finance lease obligation	(6,901)	(6,694)
Payment of earn-out related to previous acquisitions	—	(175)
Proceeds from issuance of common stock	13,430	8,333
Taxes paid related to net share settlements of share-based compensation awards	(1,863)	(9,817)
Distribution to non‑controlling interest	(350)	(1,450)
Net cash provided by (used in) financing activities	8,273	(108,327)
Effect of exchange rate changes on cash	2,428	(516)
Change in cash and cash equivalents	29,717	(1,386)
Cash and cash equivalents
Beginning of period	193,001	109,881
End of period	$222,718	$108,495

Use of Non-GAAP Measures
The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP financial measures provide users of the Company's financial information with additional useful information in evaluating operating performance. We use the non-GAAP financial measures “adjusted EBITDA” and “organic revenue” in evaluating the strength and financial performance of our core business.
Adjusted EBITDA
Adjusted EBITDA is defined as net income (loss) before interest expense, income tax benefit (expense) and depreciation and amortization, adjusted for the impact of certain other items, including restructuring and related business transformation costs, non-cash share-based compensation, transaction costs and other gains, losses and expenses that we believe do not directly reflect our underlying business operations.
Adjusted EBITDA is one of the primary metrics used by management to evaluate the financial performance of our business. We present adjusted EBITDA because we believe it is frequently used by analysts, investors and other interested parties to evaluate and compare operating performance and value companies within our industry. Further, we believe it is helpful in highlighting trends in our operating results and provides greater clarity and comparability period over period to management and our investors regarding the operational impact of long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. In addition, adjusted EBITDA highlights true business performance by removing the impact of certain items that management believes do not directly reflect our underlying operations and provides investors with greater visibility into the ongoing organic drivers of our business performance.

Management uses adjusted EBITDA to supplement GAAP measures of performance as follows:

•to assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance;
•in our management incentive compensation, which is based in part on components of adjusted EBITDA;
•in certain calculations under our senior secured credit facilities, which use components of adjusted EBITDA;
•to evaluate the effectiveness of our business strategies;
•to make budgeting decisions; and
•to compare our performance against that of other peer companies using similar measures.
In addition to the above, our chief operating decision maker uses adjusted EBITDA of each reportable operating segment to evaluate the operating performance of such segments. Adjusted EBITDA on a segment basis is defined as earnings before depreciation and amortization, adjusted for the impact of certain other items that have been reflected at the segment level. Adjusted EBITDA of the reportable operating segments do not include certain charges that are presented within corporate activities. These charges include certain restructuring and other business transformation charges that have been incurred to align and reposition the Company to the current reporting structure, acquisition related costs (including transaction costs and integration costs) and share-based compensation charges.
Adjusted EBITDA should not be considered a substitute for, or superior to, financial measures prepared in accordance with GAAP. The financial results prepared in accordance with GAAP and the reconciliations from these results included below should be carefully evaluated. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. In addition, in evaluating adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments in the presentation of adjusted EBITDA. Our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items. In addition, adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries.
With respect to our guidance, we have not presented a quantitative reconciliation of the forward-looking non-GAAP financial measure adjusted EBITDA to its most directly comparable GAAP financial measure, net income, because it is impractical to forecast certain items without unreasonable efforts due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of, and the periods in which, such items, including foreign exchange impact and certain expenses for which we adjust, may be recognized. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

The following is a reconciliation of our net income to adjusted EBITDA (unaudited):

	Three Months Ended March 31,			Six Months Ended March 31,
(In millions)	2021	2020	% Variance	2021	2020	% Variance
Net income	$5.1	$7.9	(35.4)%	$11.6	$61.4	(81.1)%
Income tax expense	2.7	—	**	3.7	2.6	42.3%
Interest expense	8.4	13.3	(36.8)%	17.1	26.8	(36.2)%
Operating profit	$16.2	$21.2	(23.6)%	$32.4	$90.8	(64.3)%
Depreciation and amortization	27.1	27.3	(0.7)%	54.6	52.5	4.0%
EBITDA	$43.3	$48.5	(10.7)%	$87.0	$143.3	(39.3)%
Restructuring and related business transformation costs (a)	5.4	6.2	(12.9)%	7.2	7.9	(8.9)%
Share-based compensation (b)	3.2	2.3	39.1%	6.3	6.0	5.0%
Transaction costs (c)	0.7	0.5	40.0%	1.3	0.7	85.7%
Other losses (gains) and expenses (d)	5.4	(0.8)	(775.0)%	1.0	(57.6)	(101.7)%
Adjusted EBITDA	$58.0	$56.7	2.3%	$102.8	$100.3	2.5%

**    Percentage variance is not meaningful.

(a)Restructuring and related business transformation costs
Adjusted EBITDA is calculated prior to considering certain restructuring or business transformation events. These events may occur over extended periods of time, and in some cases it is reasonably possible that they could reoccur in future periods based on reorganizations of the business, cost reduction or productivity improvement needs, or in response to economic conditions. For the periods presented such events include the following:
(i)Certain costs and expenses in connection with various restructuring initiatives, including severance and other employee-related costs, relocation and facility consolidation costs and third-party consultant costs to assist with these initiatives. This includes:
(A)amounts related to the Company’s restructuring initiatives to reduce the cost structure and rationalize location footprint following the sale of the Memcor product line;
(B)amounts related to the Company’s transition from a three-segment structure to a two-segment operating model designed to better serve the needs of customers worldwide; and
(C)amounts related to various other initiatives implemented to restructure and reorganize our business with the appropriate management team and cost structure.

	Three Months Ended March 31,		Six Months Ended March 31,
(In millions)	2021	2020	2021	2020
Post Memcor divestiture restructuring	$3.0	$3.7	$3.9	$3.7
Cost of product sales and services ("Cost of sales")	2.3	2.9	3.1	2.9
Sales and marketing expense (“S&M expense”)	—	0.1	0.2	0.1
General and administrative expense (“G&A expense”)	0.3	0.7	0.3	0.7
Other operating (income) expense	0.4	—	0.3	—
Two-segment restructuring	$0.4	$0.3	$0.6	$1.3
Cost of sales	0.2	0.3	0.2	0.6
G&A expense	0.2	0.4	0.4	0.7
Other operating (income) expense	—	(0.4)	—	—
Various other initiatives	$1.5	$0.3	$1.5	$0.5
Cost of sales	0.5	0.3	0.5	0.4
S&M expense	0.1	—	0.1	—
G&A expense	0.4	—	0.4	0.1
Other operating (income) expense	0.5	—	0.5	—
Total(1)	$4.9	$4.3	$6.0	$5.5
(1)of which $5.5 million and $5.6 million for the six months ended March 31, 2021 and 2020, respectively, is reflected in restructuring charges in Note 14, “Restructuring and Related Charges,” to our Consolidated Financial Statements to be included in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021.
(ii)Legal settlement costs and intellectual property related fees including fees and settlement costs associated with legacy matters, related to product warranty litigation on MEMCOR® products and certain discontinued products. This includes:

	Three Months Ended March 31,		Six Months Ended March 31,
(In millions)	2021	2020	2021	2020
Cost of sales	$0.2	$0.1	$0.2	$0.2
G&A expense	0.1	0.2	0.2	0.2
Total	$0.3	$0.3	$0.4	$0.4
(iii)Expenses associated with our information technology and functional infrastructure transformation, including activities to optimize information technology systems and functional infrastructure processes. This includes:

	Three Months Ended March 31,		Six Months Ended March 31,
(In millions)	2021	2020	2021	2020
Cost of sales	$0.1	$—	$0.1	$0.1
G&A expense	(0.1)	0.4	0.1	0.7
Total	$—	$0.4	$0.2	$0.8
(iv)Costs associated with the secondary public offering of common stock held by certain shareholders of the Company, as well as costs incurred by us in connection with establishment of our public company compliance structure and processes, including consultant costs. This includes:

	Three Months Ended March 31,		Six Months Ended March 31,
(In millions)	2021	2020	2021	2020
G&A expense	$0.2	$1.2	$0.6	$1.2
Total	$0.2	$1.2	$0.6	$1.2
(b)Share-based compensation
Adjusted EBITDA is calculated prior to considering non-cash share-based compensation expenses related to equity awards. See Note 17, “Share-Based Compensation,” to our Consolidated Financial Statements to be included in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021 for further detail.
(c)Transaction related costs
Adjusted EBITDA is calculated prior to considering transaction, integration and restructuring costs associated with business combinations because these costs are unique to each transaction and represent costs that were incurred as a result of the transaction decision. Integration and restructuring costs associated with a business combination may occur over several years and include, but are not limited to, consulting fees, legal fees, certain employee-related costs, facility consolidation and product rationalization costs and fair value changes associated with contingent consideration. This includes:

	Three Months Ended March 31,		Six Months Ended March 31,
(In millions)	2021	2020	2021	2020
Cost of sales	$0.1	$(0.3)	$0.2	$(0.2)
G&A expense	0.6	0.5	1.1	0.9
Other operating (income) expense	—	0.3	—	—
Total	$0.7	$0.5	$1.3	$0.7
(d)Other losses, (gains) and expenses
Adjusted EBITDA is calculated prior to considering certain other significant (gains), losses and expenses. For the periods presented such events include the following:
(i)impact of foreign exchange gains and losses;
(ii)foreign exchange impact related to headquarter allocations;
(iii)net expense reduction related to the remediation of manufacturing defects caused by a third-party vendor for which partial restitution was received;
(iv)charges incurred by the Company related to product rationalization in its electro-chlorination business;
(v)amounts related to the prior year sale of the Memcor product line;
(vi)expenses incurred by the Company as a result of the COVID-19 pandemic, including additional charges for personal protective equipment, increased costs for facility sanitization and one-time payments to certain employees;
(vii)legal fees incurred in excess of amounts covered by the Company’s insurance related to the Securities Litigation and SEC investigation; and

(viii)loss on divestiture of the Lange containment system, geomembrane and geosynthetic liner product line (“Lange Product Line”).
Other losses, (gains) and expenses include the following for the periods presented below:

Three Months Ended March 31, 2021
	Other Adjustments
(In millions)	(i)	(ii)	(iii)	(iv)	(v)	(vi)	(vii)	(viii)	Total
Cost of sales	$—	$—	$—	$0.7	$—	$0.1	$—	$—	$0.8
G&A expense	2.9	—	—	—	—	0.1	1.4	—	4.4
Other operating (income) expense	—	—	—	—	—	—	—	0.2	0.2
Total	$2.9	$—	$—	$0.7	$—	$0.2	$1.4	$0.2	$5.4

Three Months Ended March 31, 2020
	Other Adjustments
(In millions)	(i)	(ii)	(iii)	(iv)	(v)	(vi)	(vii)	(viii)	Total
Cost of sales	$0.3	$—	$(0.1)	$0.2	$0.1	$—	$—	$—	$0.5
G&A expense	7.8	—	—	—	(0.8)	—	—	—	7.0
Other operating (income) expense	—	—	—	—	(8.3)	—	—	—	(8.3)
Total	$8.1	$—	$(0.1)	$0.2	$(9.0)	$—	$—	$—	$(0.8)

Six Months Ended March 31, 2021
	Other Adjustments
(In millions)	(i)	(ii)	(iii)	(iv)	(v)	(vi)	(vii)	(viii)	Total
Cost of sales	$—	$—	$—	$0.9	$0.2	$0.1	$—	$—	$1.2
G&A expense	(3.9)	—	—	—	—	0.2	3.3	—	(0.4)
Other operating (income) expense	—	—	—	—	—	—	—	0.2	0.2
Total	$(3.9)	$—	$—	$0.9	$0.2	$0.3	$3.3	$0.2	$1.0

Six Months Ended March 31, 2020
	Other Adjustments
(In millions)	(i)	(ii)	(iii)	(iv)	(v)	(vi)	(vii)	(viii)	Total
Cost of sales	$(0.1)	$—	$0.1	$0.3	$0.2	$—	$—	$—	$0.5
G&A expense	1.6	0.1	—	—	0.1	—	—	—	1.8
Other operating (income) expense	—	—	(1.6)	—	(58.3)	—	—	—	(59.9)
Total	$1.5	$0.1	$(1.5)	$0.3	$(58.0)	$—	$—	$—	$(57.6)

Adjusted EBITDA on a segment basis is defined as earnings before interest expense, income tax benefit (expense) and depreciation and amortization, adjusted for the impact of certain other items that have been reflected at the segment level. The following is a reconciliation of our segment operating profit to our segment adjusted EBITDA:

	Three Months Ended March 31,				Six Months Ended March 31,
	2021		2020		2021		2020
(In millions)	Integrated Solutions and Services	Applied Product Technologies	Integrated Solutions and Services	Applied Product Technologies	Integrated Solutions and Services	Applied Product Technologies	Integrated Solutions and Services	Applied Product Technologies
Operating Profit	$30.8	$18.1	$36.7	$23.8	$57.1	$31.5	$69.8	$86.9
Depreciation and amortization	17.2	3.6	17.3	3.5	34.1	7.1	33.0	7.1
EBITDA	$48.0	$21.7	$54.0	$27.3	$91.2	$38.6	$102.8	$94.0
Restructuring and related business transformation costs (a)	1.1	2.9	0.1	3.3	1.1	4.5	0.1	4.0
Transaction costs (b)	—	—	—	—	—	—	—	(1.3)
Other losses (gains) and expenses (c)	0.2	0.7	—	(8.9)	0.2	1.1	—	(59.2)
Adjusted EBITDA	$49.3	$25.3	$54.1	$21.7	$92.5	$44.2	$102.9	$37.5
(a)Represents costs and expenses in connection with restructuring initiatives distinct to our Applied Product Technologies segment in the three and six months ended March 31, 2021 and 2020, respectively. Such expenses are primarily composed of severance, relocation and facility consolidation costs.
(b)Represents costs associated with a change in the current estimate of certain acquisitions achieving their earn-out targets, which resulted in a decrease to the fair valued amount of the earn-out recorded upon acquisition, in the six months ended March 31, 2020, distinct to our Applied Product Technologies segment.
(c)Other losses, (gains) and expenses, as discussed above, distinct to our Integrated Solutions and Services (“ISS”) and Applied Product Technologies (“APT”) segments include the following:

	Three Months Ended March 31,				Six Months Ended March 31,
	2021		2020		2021		2020
(In millions)	ISS	APT	ISS	APT	ISS	APT	ISS	APT
Trailing costs from the sale of the Memcor product line	$—	$—	$—	$—	$—	$0.2	$—	$—
Net pre-tax benefit on sale of the Memcor product line	—	—	—	(9.0)	—	—	—	(58.0)
Remediation of manufacturing defects	—	—	—	(0.1)	—	—	—	(1.5)
Product rationalization in electro-chlorination business	—	0.7	—	0.2	—	0.9	—	0.3
Loss on divestiture of Lange Product Line	0.2	—	—	—	0.2	—	—	—
Total	$0.2	$0.7	$—	$(8.9)	$0.2	$1.1	$—	$(59.2)

Organic Revenue
Organic revenue is another metric used by management to evaluate the performance of our business. Organic revenue is defined as revenue excluding the impact of foreign currency translation and inorganic revenue. Inorganic revenue represents the impact from acquisitions and divestitures during the first 12 months following the closing of the acquisition or divestiture. Divestitures include sales of insignificant portions of our business that did not meet the criteria for classification as a discontinued operation. Management believes that reporting organic revenue provides useful information to investors by helping identify underlying growth trends in our core business and facilitating easier comparisons of our revenue performance with prior and future periods and to our peers. We exclude the effect of foreign currency translation from organic sales because foreign currency translation is not under management’s control, is subject to volatility and can obscure underlying business trends. We exclude the effect of acquisitions and divestitures because they can obscure underlying business trends and make comparisons of long-term performance difficult between the Company and its peers due to the varying nature, size and number of transactions from period to period.

The following is a reconciliation of total revenue to organic revenue for the three months ended March 31, 2021.

	Total Revenue			Foreign Currency			Inorganic Revenue(1)			Organic Revenue
	Three Months Ended March 31,		% Variance	Three Months Ended March 31,		% Variance	Three Months Ended March 31,		% Variance	Three Months Ended March 31,		% Variance
(In millions)	2020	2021		2020	2021		2020	2021		2020	2021
Evoqua Water Technologies	$351.7	$346.6	(1.5)%	n/a	$5.2	1.5%	$0.1	$2.1	0.6%	$351.6	$339.3	(3.5)%
Integrated Solutions & Services	$237.9	$224.2	(5.8)%	n/a	$0.5	0.2%	$0.1	$2.1	0.8%	$237.8	$221.6	(6.8)%
Applied Product Technologies	$113.8	$122.4	7.6%	n/a	$4.7	4.1%	$—	$—	—%	$113.8	$117.7	3.5%

(1)Includes divestiture of the Lange Product Line on March 1, 2021, acquisition of Aquapure Technologies on September 3, 2020 and acquisition of Ultrapure & Industrial Services on December 17, 2020.

Immaterial rounding differences may be present in the tables above.

Contacts
Investors
Dan Brailer
Vice President, Investor Relations
Evoqua Water Technologies
Telephone: 724-720-1605
Email: dan.brailer@evoqua.com

Media
Sarah Brown
Director of Corporate Communications
Evoqua Water Technologies
Telephone: 506-454-5495
Email: sarah.brown@evoqua.com